As filed with the Securities and Exchange Commission on June 4, 2019

Registration No. 333-227614

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6 TO

FORM S‑1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

REVOLVE GROUP, LLC

to be converted as described herein into a corporation named

REVOLVE GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	5961	46-1640160
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16800 Edwards Road

Cerritos, California 90703

(562) 677-9480

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Karanikolas

Michael Mente

16800 Edwards Road

Cerritos, California 90703

(562) 677-9480

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Nordtvedt Katherine H. Ku Wilson Sonsini Goodrich & Rosati Professional Corporation 633 West Fifth Street, Suite 1550 Los Angeles, California 90071 (323) 210-2900	Jesse Timmermans Jodi Lumsdaine Chapin Revolve Group, Inc. 16800 Edwards Road Cerritos, California 90703 (562) 677-9480	Thomas Holden Ropes & Gray LLP Three Embarcadero Center San Francisco, California 94111 (415) 315-6300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Class A Common Stock, par value $0.001	13,529,411	$18.00	$243,529,398	$29,516

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes offering price of any additional shares that the underwriters have the option to purchase.

(2)	The Registration previously paid $29,516 of this amount in connection with the prior filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Revolve Group, LLC, the registrant whose name appears on the cover of this registration statement, is filing this Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-227614), or the Registration Statement, to file Exhibit 5.1 and restate the list of exhibits set forth in Item 16 of Part II of the Registration Statement.  Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the Class A common stock being registered under this registration statement are as follows:

Amount to Be Paid
SEC registration fee	$29,516
FINRA filing fee	37,030
Exchange listing fee	25,000
Printing and engraving expenses	580,000
Legal fees and expenses	1,400,000
Accounting fees and expenses	900,000
Transfer agent and registrar fees and expenses	11,050
Miscellaneous	806,000
Total	$3,788,596

*	To be completed by amendment

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in its best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the registrant provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the registrant require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director, or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the registrant has entered into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

The underwriting agreement between the registrant, the selling stockholders and the underwriters to be filed as Exhibit 1.1 to this registration statement provides for the indemnification by the underwriters of the registrant’s directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act with respect to information provided by the underwriters specifically for inclusion in the registration statement.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information regarding all unregistered securities sold by us in the past three years.

No underwriters were involved in the sales, and the certificates representing the securities sold and issued contain legends restricting transfer of the securities without registration under the Securities Act or an applicable exemption from registration.

(a)

In March 2018, the registrant issued 21,686,804 Class T Units and 39,168,751 Class A Units of Revolve Group, LLC in exchange for all of the outstanding Class T and Class A Units of Twist Holdings, LLC and a 15% interest of FORWARD by Elyse Walker, LLC.

(b)

From January 2016 to June 4, 2019, the registrant granted options under its Revolve Group, LLC 2013 Equity Incentive Plan to purchase an aggregate of 2,905,451 Class A Units to employees, consultants and directors, having exercise prices ranging from $6.00 to $22.62 per unit. Of the options, the registrant had cancelled options to purchase 875,995 Class A Units.

The offers, sales and issuances of the securities described in Item 15(a) were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act in that the sales did not involve a public offering. Item 15(b) were exempt from registration under the Securities Act under Section 4(a)(2) of the Securities Act in that such sales did not involve a public offering or under Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were the registrant’s employees, consultants or directors and received the securities under the registrant’s 2013 Plan. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

We have filed the exhibits listed on the accompanying Exhibit Index of this registration statement.

(b) Financial statement schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement
3.1*	Form of Certificate of Incorporation of Revolve Group, Inc.
3.2*	Form of Bylaws of Revolve Group, Inc.
4.1*	Specimen Common Stock Certificate of the registrant
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1+*	Form of Director and Executive Officer Indemnification Agreement
10.2+*	Form of Registration Rights Agreement, to be effective upon the completion of this offering
10.3+*	Advance Holdings, LLC 2013 Equity Incentive Plan
10.4+*	Form of Option Agreement under the 2013 Advance Holdings, LLC Equity Incentive Plan
10.5+*	2019 Equity Incentive Plan
10.6+*	Form of Notice of Stock Option Grant and Stock Option Agreement under the 2019 Equity Incentive Plan
10.7+*	Form of Notice of Restricted Stock Unit Grant and Restricted Stock Unit Agreement under the 2019 Equity Incentive Plan
10.8+*	2019 Employee Stock Purchase Plan
10.9+*	Revolve Group, Inc. Executive Incentive Compensation Plan
10.10*	Credit Agreement, dated as of March 23, 2016, between the Twist Holdings, LLC, Advance Holdings LLC, Alliance Apparel Group, Inc., Eminent, Inc. Advance Development, Inc. and Bank of America, N.A.
10.11*

Amendment No. 1 to Credit Agreement, dated as of March 15, 2018, among Alliance Apparel Group, Inc., Eminent, Inc., Advance Development, Inc., Twist Holdings, LLC, Advance Holdings, LLC and Bank of America, N.A.

10.12+*	Executive Employment Agreement between Eminent, Inc. and Michael Karanikolas
10.13+*	Executive Employment Agreement between Eminent, Inc. and Michael Mente
10.14+*	Executive Employment Agreement between Eminent, Inc. and Jesse Timmermans
10.15+*	Executive Employment Agreement between Eminent, Inc. and David Pujades
10.16+*	Outside Director Compensation Policy
10.17*	Form of Stock Repurchase Agreement
21.1*	Subsidiaries of the registrant
23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati Professional Corporation (included in Exhibit 5.1)
24.1*	Power of Attorney (included in signature page)

+	Indicates a management contract or compensatory plan.
*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cerritos, State of California, on June 4, 2019.

REVOLVE GROUP, INC.

By:	/s/ Michael Karanikolas
Michael Karanikolas
Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Karanikolas	Co-Chief Executive Officer and Director	June 4, 2019
Michael Karanikolas	(Principal Executive Officer)

*	Co-Chief Executive Officer and Director	June 4, 2019
Michael Mente

/s/ Jesse Timmermans	Chief Financial Officer	June 4, 2019
Jesse Timmermans	(Principal Accounting and Financial Officer)

*	Director	June 4, 2019
Hadley Mullin

*	Director	June 4, 2019
Jennifer Moser

*	Director	June 4, 2019
Marc Stolzman

* By:	/s/ Michael Karanikolas
Michael Karanikolas
Attorney-in-fact